Exhibit 4.4

FORM OF REGISTRATION COMPLIANCE AGREEMENT

This REGISTRATION COMPLIANCE AGREEMENT (the “Agreement”) is made as of September 1, 2021, by and between Greenidge Generation Holdings Inc., a Delaware corporation (the “Company”), and                      (the “Affiliate Holder”).

RECITALS

WHEREAS, the Affiliate Holder is an Affiliate shareholder of the Company under federal securities laws due to such shareholder’s position as an executive officer or director of the Company and/or due to its holdings of Common Stock of the Company;

WHEREAS, the Affiliate Holder does not have any registration rights that are applicable to its shares of Common Stock or otherwise, but the Affiliate Holder desires to have the Company register a portion of its shares of Common Stock with the SEC to permit the sale or transfer of such shares of Common Stock (the “Registration”); and

WHEREAS, the Company desires to permit and facilitate the sale and transfer of certain shares of Common Stock by the Affiliate Holder; provided, that such Affiliate Holder strictly complies with the terms and conditions hereof, and the Affiliate Holder hereby agrees that, in consideration of the Registration conducted by the Company and the time, cost and expense associated therewith, it will strictly comply with such terms and conditions;

NOW, THEREFORE, the, in consideration for the time, cost and expense of the Company undertaking the Registration for its benefit, the parties to this Agreement agree as follows:

AGREEMENT

1.    Definitions. For purposes of this Agreement and unless otherwise defined herein, the following terms shall have the meaning ascribed to such terms as follows:

1.1    “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.2    “Board” means the Board of Directors of the Company.

1.3    “Common Stock” means the Company’s Class A Common Stock, par value $0.0001 per share.

1.4    “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

1.5    “Insider Trading Policy” means the Insider Trading Policy adopted by the Board from time to time, as such Insider Trading Policy may be amended or supplemented by the Board from time to time, and as such Insider Trading Policy is administered by the Company’s Designated Officer (as defined therein).

1.6    “IPO” means the consummation and closing of the transaction with Support.com Inc. contemplated by that certain Agreement and Plan of Merger, dated March 19, 2021, by and among the Company, Support.com, Inc. and GGH Merger Sub, Inc., and the registration of the Common Stock of the Company under the Securities Act and the Exchange Act and the commencement of trading of the Common Stock of the Company on a national securities exchange.

1.7    The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

1.8    “SEC” means the United States Securities and Exchange Commission.

1.9    “Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute, and the rules and regulations thereunder, all as the same shall be in effect from time to time.

2.    Registration Requirements and Obligations

2.1    Registration by the Company.

(a)    Subject to the prior consummation of all aspects of the IPO, which shall be a precondition to any obligation of the Company hereunder, the Company hereby agrees to include up to              shares of Common Stock beneficially owned by the Affiliate Holder (the “Registered Securities”) for purposes of resale of the Registered Securities under a Registration Statement on Form S-1 (the “Resale Registration Statement”) as follows:

(i)    The Company shall prepare and file with the SEC a Resale Registration Statement with respect to such Registered Securities and use commercially reasonable efforts to cause such Resale Registration Statement to become effective.

(ii)    The Company shall prepare and file with the SEC such amendments and supplements to such Resale Registration Statement and the prospectus used in connection with such Resale Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the Registered Securities.

(iii)    The Company shall furnish to the Affiliate Holder such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registered Securities owned by them.

(iv)    The Company shall notify the Affiliate Holder at any time when a prospectus relating thereto is required to be delivered under the Securities Act or the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(v)    The Company shall cause the Registered Securities registered pursuant hereunder to be listed on a national securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

(b)    Notwithstanding the provisions of this Section 2.1, the Company shall be entitled to postpone or suspend, for a reasonable period of time, the filing, effectiveness or use of, or trading under, the Resale Registration Statement if the Company shall determine that any such filing or the sale of any securities pursuant to such registration statement would, in the good faith judgment of the Board:

(i)    Materially impede, delay, or interfere with any material pending or proposed financing, acquisition, corporate reorganization, or other similar transaction involving the Company for which the Board has authorized negotiations;

(ii)    Materially adversely impair the consummation of any pending or proposed material offering or sale of any class of securities by the Company; or

(iii)    Require disclosure of material nonpublic information that, if disclosed at such time, would be materially harmful to the interests of the Company and its stockholders.

(c)    Notwithstanding anything else to the contrary herein, the Company shall not be required to register any Registered Securities hereunder (i) that cannot be registered under the Resale Registration Statement after discussions with the SEC, or (ii) if the Board determines, in its sole discretion, that such registration will have an adverse impact on the Company.

2.2    Obligations of the Affiliate Holder.

(a)    The Affiliate Holder hereby acknowledges and agrees that it shall be a condition precedent to the obligations of the Company to take any action hereunder with respect to the Registered Securities of the Affiliate Holder that the Affiliate Holder comply with each of the following obligations (as reasonably determined in the discretion of the Company) and, therefore, the Affiliate Holder hereby agrees as follows:

(i)    The Affiliate Holder shall furnish to the Company such information regarding itself, the Registered Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Registered Securities.

(ii)    The Affiliate Holder shall strictly comply at all times with the duties and obligations set forth in the Insider Trading Policy applicable to the Affiliate Holder, as well as all written directions or instructions received by the Affiliate Holder from the Company’s Designated Officer (as defined in the Insider Trading Policy).

(iii)    At any time, notwithstanding the application of the Insider Trading Policy to the Affiliate Holder or the Affiliate Holder’s status with the Company as an employee or otherwise, the Affiliate Holder shall not sell, transfer or otherwise dispose of any Registered Securities (or the equivalent economic interest therein), either directly or indirectly through the use of options, derivatives or other securities, including by means of a 10b5-1 plan or other plan (collectively, a “Registered Security Sale”); provided, however, that the Affiliate Holder shall be permitted to engage in a Registered Security Sale in compliance and conformity with the express written authorization of the Company (the “Sale Authorization”) setting forth (i) the number of Registered Securities for which a Registered Security Sale may occur, and (ii) the period of time over which the Registered Security Sale may occur or the date certain by which a Registered Security Sale shall have occurred. For the avoidance of doubt, the foregoing obligation of the Affiliate Holder is intended to restrict its ability to engage in any Registered Security Sale without the express authorization of the Company pursuant to a Sale Authorization in consideration of the Company’s agreement to include the Registered Securities in the Resale Registration Statement, and the Affiliate Holder acknowledges and agrees that the Company would not include any of its Common Stock (as the Company has no obligation to do so) in the Resale Registration Statement but for this agreement by the Affiliate Holder to limit its trading activity to certain prescribed volume limitations and time periods as determined in the discretion of the Company.

(iv)    The Affiliate Holder acknowledges and agrees that the Sale Authorization is a permissive instruction and not a mandatory instruction for the Affiliate Holder to engage in a Registered Security Sale. Upon receipt of a Sale Authorization, the Affiliate Holder has complete discretion to determine whether or not it wishes to engage in a Registered Security Sale. The Company shall not be deemed to be recommending or encouraging that the Affiliate Holder engage in a Registered Security Sale as a result of providing the Affiliate Holder with a Sale Authorization.

(v)    The Affiliate Holder acknowledges and agrees that the permission to engage in a Registered Security Sale pursuant to a Sale Authorization is individual and not cumulative with any other Sale Authorization. The failure of the Affiliate Holder to engage in a Registered Security Sale when permitted to do so pursuant to a Sale Authorization, shall not increase the number of Registered Securities permitted to be sold pursuant to any future Sale Authorization. In this respect, Sale Authorizations shall be deemed “use it or lose it” authorizations;

(vi)    When issued, a Sale Authorization shall be deemed as providing the Affiliate Holder with pre-clearance authority under the Insider Trading Policy with respect to the Registered Securities specified in such Sale Authorization.

2.3    Expenses of Registration. All fees, costs and expenses (other than stock transfer taxes and fees of counsel to the Affiliate Holder) incurred in connection with registrations, filings, or qualifications pursuant to Section 2.1, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, shall be borne by the Company.

2.4    Delay of Registration. The Affiliate Holder shall not have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.5    Indemnification. With respect to any Registered Securities included in the Resale Registration Statement:

(a)    To the extent permitted by law, the Company will indemnify and hold harmless the Affiliate Holder, and each person, if any, who controls such Affiliate Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions, or violations (collectively, a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law; and the Company will pay to the Affiliate Holder or controlling person any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation, which occurs in reliance upon and in conformity with written information furnished expressly for inclusion in a registration statement in connection with such registration by any the Affiliate Holder or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of the Affiliate Holder or any person controlling such Affiliate Holder, from whom the person asserting any such losses, claims, damages, or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented) was not sent or given by or on behalf of the Affiliate Holder to such person, if required by law so to have been delivered by the Affiliate Holder, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage, or liability.

(b)    To the extent permitted by law, the Affiliate Holder will indemnify and hold harmless the Company, each of the Company’s directors, each of the Company’s officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act, legal counsel for the Company, and accountants for the Company, any other holder selling securities in such registration statement, and any controlling person of any such other holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act, or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Affiliate Holder expressly for use in connection with such registration; and the Affiliate Holder will pay any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this Section 2.5(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Affiliate Holder, which consent shall not be unreasonably withheld, provided that in no event shall any indemnity under this Section 2.5(b) exceed the gross proceeds from the offering received by the Affiliate Holder.

(c)    Promptly after receipt by an indemnified party under this Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof, and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.5 to the extent of such prejudice, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.5.

(d)    If the indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage, or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage, or expense as well as any other relevant equitable considerations; provided that, in no event shall any contribution under this Section 2.5(d) by the Affiliate Holder exceed the gross proceeds from the offering received by the Affiliate Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)    The obligations of the Company and the Affiliate Holder under this Section 2.5 shall survive the completion of any offering of Registered Securities in a Resale Registration Statement hereunder.

2.6    Termination. This Agreement shall terminate on the earliest to occur of the following: (i) if the IPO is not consummated by January 1, 2022, (ii) from and after the date the Affiliate Holder has sold all Registered Securities under the Resale Registration Statement, or (iii) ten (10) months after the date the Resale Registration Statement is declared effective by the SEC.

2.7    Other Securities. For the avoidance of doubt, the Company shall not be obligated hereunder or pursuant hereto to register any class or series of its capital stock under the Securities Act other than the specific number of shares of Common Stock contemplated hereby.

3.    Additional Obligations.

3.1    Brokers or Finders. The Company and the Affiliate Holder shall each indemnify the other for any broker’s or finder’s fees for which either is responsible.

4.    Miscellaneous

4.1    Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities). Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

4.2    Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights or obligations of the parties hereto shall be governed, construed, and interpreted in accordance with the laws of the State of New York without regard to its choice of laws principles to the extent such principles would permit or require the application of laws of another jurisdiction.

4.3    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4.4    Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or confirmed facsimile on the day sent if sent during normal business hours of the recipient, or if not sent during normal business hours, then on the next Business Day; (c) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (d) one (1) Business Day after deposit with a nationally recognized overnight courier (if the parties are within the United States), specifying next day delivery, with written verification of receipt; or (e) three (3) Business Days after deposit with an internationally recognized express mail courier service (for international delivery of notice), with written verification of receipt. All communications to the Company shall be sent to:

Greenidge Generation Holdings Inc.

590 Plant Road

Dresden, NY 14441

Attn: Chief Executive Officer

Email: jkirt@greenidge.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

401 9th Street, NW

Washington, DC 20004

Attn: Christopher Zochowski

Email: chris.zochowski@shearman.com

All communications to the Affiliate Holder shall be sent to the Affiliate Holders’s address as set forth beneath its signature, or at such other address as the relevant recipient may designate pursuant to the provisions of this Section 4.4.

4.5    Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company, as authorized by the Board, and the Affiliate Holder.

4.6    Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement. In such event, the parties shall negotiate, in good faith, a legal, valid, and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

4.7    Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to either party to this Agreement, upon any breach or default of the other party to this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4.8    Entire Agreement. This Agreement (including all schedules and exhibits attached hereto, each of which is incorporated herein by reference) constitutes the full and entire understanding and agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.

4.9    Specific Performance and Injunctive Relief. The Affiliate Holder acknowledges and agrees that but for its agreement to the undertakings set forth herein, the Company would not have entered into this Agreement and, therefore, the Company shall be entitled to specific performance and injunctive relief for any violation by the Affiliate Holder of any terms and conditions set forth herein, as well as any other remedies available to the Company at law or in equity, including damages for failure to comply and recovery of fees, costs and expenses with respect to any Registration of the Registered Securities and enforcement of its rights hereunder.

(Signature pages follow)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

GREENIDGE GENERATION HOLDINGS INC.

By:
Jeffrey Kirt Chief Executive Officer

AFFILIATE HOLDER:

By:
Name:
Title:
Address: